Exhibit 5.1

Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
104 South Main Street / Ninth Floor / Greenville, South Carolina 29601
Tel: 864.250.2300 Fax: 864.232.2925
www.nelsonmullins.com

October 21, 2005

Coastal Banking Company, Inc.
36 Sea Island Parkway
Beaufort, South Carolina 29902

    Re:    Registration Statement on Form S-8

Gentlemen:

        We have acted as counsel to Coastal Banking Company, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), covering the offering of up to 91,066 shares (the “Shares”) of the Company’s common stock which may be issued by the Company as stock options granted under the Coastal Banking Company, Inc. / First Capital Bank Holding Corporation Stock Incentive Plan.

        We have examined corporate records, certificates of public officials, and other documents and records as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures, and the legal capacity and mental competence of natural persons.

        Based on the foregoing, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid, and nonassessable.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By: /s/ Neil E. Grayson, a partner

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